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Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C4

I, Mark E. McCool, a President of Berkadia, certify to Bank of America, National Association, as Master Servicer under the Sub-Servicing Agreement (the “Sub-Servicing Agreement”) dated as March 1, 2012 by and between Bank of America, National Association, as Master Servicer and Berkadia Commercial Mortgage LLC, as Sub-Servicer (the “Sub-Servicer”) and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Sub-Servicing Agreement), that:

(a) The Sub-Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Securities and Exchange Commission or its staff, and agrees to comply with requests made by the Master Servicer in reasonable good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.

(b) All servicing information and all reports required to be provided to the Master Servicer under the Sub-Servicing Agreement has been provided to the Master Servicer and is included in the servicing reports delivered by the Sub-Servicer to the Master Servicer;

(c) I have reviewed the servicing information and reports to be delivered by the Sub-Servicer under this Sub-Servicing Agreement. Based on my knowledge, the servicing information and reports relating to the Sub-Servicer referenced in section (b) above, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the servicing reports;

(d) I am responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required under Item 1123 of Regulation AB (which requirements may change after the date hereof) with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 3.01(c) (19) of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

(e) The accountant’s report delivered pursuant to Section 3.01(c) (20) of the Sub-Servicing Agreement discloses all significant deficiencies relating to the Sub-Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant; and

(f) All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities with respect to the Sub-Servicer required pursuant to the Sub-Servicing Agreement, to the extent such services performed by the Sub-Servicer constitute Relevant Servicing Criteria to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 (which requirements may change after the date hereof), have been provided to the Master Servicer, except as otherwise disclosed in this certification. Any material instances of noncompliance described in such reports have been disclosed in this certificate.

(g) We have maintained an effective internal control system over the servicing of mortgage loans. This certification may be referred to and relied upon by the Master Servicer in providing any certifications, and otherwise performing its obligations under, Article XIII of the Pooling and Servicing Agreement dated as of March 1, 2012, by and among Morgan Stanley Capital I Inc., as Depositor, Master Servicer as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pacific Life Insurance Company, as Trust Advisor, and Wells Fargo Bank, National Association, as Trustee, Custodian, Certificate Administrator. This certificate may only be relied upon by the Master Servicer and may not be used, circulated to, or relied upon by any other person without our express written permission.

Berkadia,

/s/ Mark E. McCool

Mark E. McCool

February 10, 2019